RISK FACTORS

OUR COMPANY HAS A HISTORY OF OPERATING LOSSES

         PLC Systems Inc. was founded in 1987. We have incurred operating losses in every year of our existence except 1995. We have incurred net losses of $6,555,000 for the year ended December 31, 1999, $16,603,000 for the year ended December 31, 1998 and $14,404,000 for the year ended December 31, 1997. As of December 31, 1999, we had an accumulated deficit of $74,691,000. We have not achieved profitability and expect to continue to incur net losses for at least the next fiscal year. Moreover, although our business is not seasonal in nature, our revenues tend to vary significantly from fiscal quarter to fiscal quarter.

OUR COMPANY IS DEPENDENT ON ONE PRINCIPAL PRODUCT

         We develop and market one principal product: a patented high-powered carbon dioxide laser system known as The Heart Laser System and related disposables. Approximately 89% of our revenue in the fiscal year ended December 31, 1999 and 90% in the fiscal year ended December 31, 1998 was derived from The Heart Laser System.

OUR COMPANY MAY BE UNABLE TO RAISE NEEDED FUNDS

         As of December 31, 1999, we had cash and cash equivalents totaling $4,467,000, a decrease of $379,000 from the balance of $4,846,000 we had as of December 31, 1998. Based on our current operating plan, we anticipate that our existing capital resources, together with cash from operations, should be sufficient to meet our working capital requirements over the next twelve months. If our business does not progress in accordance with our current business plan, we may need to raise additional funds. We are currently exploring a number of alternatives to raise additional capital. We may not be able to raise additional capital upon satisfactory terms or at all, and our business, financial condition and results of operations could be materially and adversely affected. To the extent that we raise additional capital by issuing equity or convertible securities, ownership dilution to our stockholders will result.

IN ORDER TO COMPETE EFFECTIVELY, THE HEART LASER SYSTEM NEEDS TO GAIN COMMERCIAL ACCEPTANCE

         The Heart Laser System is designed for use in the treatment of coronary artery disease in a surgical laser procedure we pioneered known as transmyocardial revascularization. Transmyocardial revascularization is commonly referred to in our industry as "TMR." TMR is a new technology that is only recently becoming known. We may never achieve widespread commercial acceptance. To be successful, we need to:

         - demonstrate to the medical community in general, and to heart surgeons and cardiologists in particular, that TMR procedures and The Heart Laser System are effective, relatively safe and cost effective;

         - train heart surgeons to perform TMR procedures using The Heart Laser System; and

         - obtain widespread insurance reimbursement for the TMR procedure.

To date, we have trained only a limited number of heart surgeons and will need to expand our marketing and training capabilities.

         Although The Heart Laser System has received FDA approval and the CE Mark, it has not yet received widespread commercial acceptance. If we are unable to maintain regulatory approvals or to achieve widespread commercial acceptance of The Heart Laser System, our business, financial condition and results of operations will be materially and adversely affected.

RESULTS OF LONG-TERM CLINICAL STUDIES MAY ADVERSELY AFFECT OUR BUSINESS

         Patients have only been treated with The Heart Laser System since January 1990, and, as a result, there have been few long-term follow-up studies. If patients suffer harmful, long-term consequences from The Heart Laser System,


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

our business, financial condition and results of operations will be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY COULD MAKE THE HEART LASER SYSTEM OBSOLETE

         Our industry is characterized by rapid technological change and intense competition. New technologies and products and new industry standards will develop at a rapid pace. They could make The Heart Laser System obsolete. The advent of new devices and procedures and advances in new drugs and genetic engineering are especially threatening. Our future success will depend upon our ability to develop and introduce product enhancements to address the needs of our customers. Material delays in introducing product enhancements may cause customers to forego purchases of our product and purchase those of our competitors.

         Many of our competitors have substantially greater financial resources and are in a better financial position to exploit marketing and research and development opportunities. Our competitors' products use different types of lasers than we use in The Heart Laser System, including holmium and excimer lasers that may gain more widespread market acceptance than The Heart Laser System. In addition, we believe that several companies are attempting to develop less invasive methods of performing TMR procedures. These new methods may eliminate the need to make an incision in the patient's chest, reducing costs and speeding recovery. These new technologies and methods may erode the potential TMR market, which could have a material adverse effect on our business, financial condition and results of operations.

WE MUST RECEIVE AND MAINTAIN GOVERNMENT APPROVAL IN ORDER TO MARKET OUR PRODUCT

         GENERAL

         The Heart Laser System and our manufacturing activities are subject to extensive, rigorous and changing federal and state regulation in the United States and to similar regulatory requirements in other major markets, including the European Community and Japan. To date, we have received regulatory approval in the United States and have the ability to market The Heart Laser System in the European Community (excluding France). We have not received regulatory approval in Japan. Without regulatory approval, we cannot market The Heart Laser System in Japan. Even if granted, regulations may significantly restrict the use of The Heart Laser System. The process of obtaining and maintaining required regulatory approval is lengthy, expensive and uncertain.

         UNITED STATES -- ALTHOUGH WE HAVE RECEIVED FDA APPROVAL, THE FDA HAS RESTRICTED THE USE OF THE HEART LASER SYSTEM AND COULD REVERSE ITS APPROVAL AT ANY TIME

         In August 1998, we received FDA approval to market a laser system for TMR procedures. However, the FDA:

         - has not allowed us to market The Heart Laser System to treat patients whose condition is amenable to conventional treatments, such as heart bypass surgery and angioplasty; and

         - could reverse its ruling and prohibit use of The Heart Laser System at any time.

         EUROPE -- ALTHOUGH WE HAVE THE ABILITY TO MARKET OUR PRODUCT IN THE EUROPEAN COMMUNITY, THE MEMBERS OF THe EUROPEAN COMMUNITY COULD, AND FRANCE HAS, PROHIBITED COMMERCIAL USE OF THE HEART LASER SYSTEM

         The Heart Laser System received the CE Mark from the European Community in 1995. However:

         - the European Community could reverse its ruling and prohibit use of The Heart Laser System at any time;

         -        we cannot market The Heart Laser System in France; and

         - other European Community countries could prohibit or restrict use of The Heart Laser System.

Despite receiving the CE Mark, The French Ministry of Health instituted a commercial moratorium on TMR procedures in October 1997. In its opinion, the procedure is considered to be experimental and should only be


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

performed within the context of a clinical study. An evaluation of the safety of The Heart Laser System is currently under review by a panel of French experts. There can be no assurance that this moratorium will be lifted on a timely basis or at all.

         ASIA -- WE CANNOT MARKET OUR PRODUCT IN MAJOR ASIAN MARKETS UNTIL WE RECEIVE GOVERNMENT APPROVAL

         We believe that Japan represents the largest potential market for The Heart Laser System in Asia. Prior to marketing The Heart Laser System in Japan, we must receive approval from the Japanese Government. This approval requires a clinical study in Japan with at least 60 patients. This study was completed in 1998. Although the results of this study have been submitted to the Japanese Government, we do not know whether the clinical study will be sufficient or when, if ever, we will receive approval to sell The Heart Laser System in Japan.

         Additional regulatory applications are pending in Taiwan. We cannot be sure when, if at all, we will obtain regulatory approval in any particular country.

ASSERTING AND DEFENDING INTELLECTUAL PROPERTY RIGHTS MAY IMPACT OUR RESULTS OF OPERATIONS

         In our industry, competitors often assert intellectual property infringement claims against one another. The success of our business depends on our ability to successfully defend our intellectual property. Future litigation may have a material impact on our financial condition even if we are successful in marketing The Heart Laser System. We may not be successful in defending or asserting our intellectual property rights.

         An adverse outcome in any litigation or interference proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. In addition, a finding that any of our intellectual property is invalid could allow our competitors to more easily and cost-effectively compete with us. Thus, an unfavorable outcome in any patent litigation or interference proceeding could have a material adverse effect on our business, financial condition or results of operations.

         The cost to us of any patent litigation or interference proceeding could be substantial. Uncertainties resulting from the initiation and continuation of patent litigation or interference proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and interference proceedings may also absorb significant management time.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS; OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER DAMAGES

         We may be subject to product liability claims. The United States Supreme Court has stated that compliance with FDA regulations will not shield a company from common-law negligent design claims or manufacturing and labeling claims based on state rules. Such claims may absorb significant management time and could degrade the reputation of PLC and the marketability of The Heart Laser System. If product liability claims are made with respect to our products, we may need to recall the implicated product which could have a material adverse effect on our business, financial condition and results of operations. In addition, although we maintain product liability insurance with a per claim and yearly aggregate maximum of $10 million, subject to a $50,000 per occurrence and $250,000 aggregate self-insured deductible, we cannot be sure that our insurance will be adequate to cover potential product liability lawsuits. Our insurance is expensive and in the future may not be available on acceptable terms, if at all. If a successful product liability claim or series of claims exceeded our insurance coverage, it could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON CERTAIN SUPPLIERS

         We believe that some of the components for our laser systems, most notably the laser head, may only be available from one or a limited number of suppliers. Any interruption in supply from these suppliers could prevent us from meeting commercial demands for The Heart Laser System, which could have a material adverse effect on our business, financial condition and results of operations.


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

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         A portion of our product sales are generated from operations outside of the United States. Establishing and expanding international sales can be expensive. Managing and overseeing foreign operations may be difficult and products may not receive market acceptance. Risks of doing business outside the U.S. include the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax PLC's foreign income, impose tariffs or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that our international business will grow or that any of the foregoing risks will not result in a material adverse effect on PLC.

WE HAVE BEEN SUED FOR ALLEGED VIOLATIONS OF SECURITIES LAW

         In July 1997, an FDA advisory panel recommended against approval of our application to market The Heart Laser System. Following this recommendation, we were named as defendant in 21 purported class action lawsuits filed between August 1997 and November 1997 in the United States District Court for the District of Massachusetts. The lawsuits seek an unspecified amount of damages in connection with alleged violations of the federal securities laws based on our failure to obtain a favorable FDA panel recommendation in 1997. Nineteen of these complaints have been consolidated by the court into a single action for pretrial purposes and two suits were voluntarily dismissed. The Company moved to dismiss all of the remaining claims. On March 26, 1999, the court issued an order dismissing some, but not all of the remaining claims. The parties both filed motions for reconsideration and on October 12, 1999, the court dismissed additional, but not all remaining claims. We cannot make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of these lawsuits. We may not be able to pay the amount of any judgment against us. An unfavorable outcome in this litigation could have a material adverse effect on our business, financial position and results of operations.

BECAUSE WE ARE INCORPORATED IN CANADA, YOU MAY NOT BE ABLE TO ENFORCE JUDGMENTS AGAINST US AND OUR CANADIAN DIRECTORS

         Under Canadian law, you may not be able to enforce a judgment issued by courts in the United States against us or our Canadian directors. The status of the law in Canada is unclear as to whether a U.S. citizen can enforce a judgment from a U.S. court in Canada for violations of U.S. securities laws. A separate suit may need to be brought directly in Canada.

ANTITAKEOVER PROVISIONS MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

         Provisions of Canadian law could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. Specifically, Canadian law requires any person who makes a tender offer that would increase the person's stock ownership to more than 20% of our outstanding common stock to make a tender offer for all of our common stock. These provisions could prevent you from realizing the premium return that stockholders may realize in conjunction with corporate takeovers.

         In addition, the Company has three classes of directors, with approximately one-third elected each year for a three-year term. These provisions may have the effect of delaying or preventing a corporate takeover or a change in our management. This could adversely affect the market price of your common stock.

THE MARKET PRICE OF OUR STOCK MAY FALL IF OTHER STOCKHOLDERS SELL THEIR STOCK

         If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.


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

THE VALUE OF YOUR COMMON STOCK MAY DECREASE IF OTHER SECURITY HOLDERS EXERCISE THEIR OPTIONS AND WARRANTS

         As shown in the table below, we have reserved an additional 3,023,026 shares of common stock for future issuance upon exercise or conversion of outstanding options and redeemable warrants.

                                    Range of                  Weighted              Shares Reserved
                                    Exercise/             Average Exercise/            for Future
                                Conversion Prices         Conversion Price              Issuance
                                -----------------         ----------------              --------

Options                           $2.00 - $8.88                 $3.84                    2,868,162

Redeemable Warrants              $15.78 - $27.81               $21.33                      154,864
                                                                                           -------

Total                                                                                    3,023,026
                                                                                         =========

We may issue additional options and warrants in the future. If any of these securities are exercised, you may experience significant dilution in the market value and earnings per share of your common stock.

WE HAVE NO INTENTION TO PAY DIVIDENDS

         We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN FORWARD-LOOKING STATEMENTS

         This annual report and information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans and expectations and involve known and unknown risks and uncertainties. Statements containing terms such as:

          -    believes,
          -    does not believe,
          -    plans,
          -    expects,
          -    intends,
          -    estimates,
          -    anticipates,

and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

         No forward-looking statement is a guarantee of future performance. Our actual results could differ materially from those anticipated in these forward-looking statements. We make cautionary statements in certain sections of this annual report, including in the risk factors identified above, and in materials incorporated herein by reference. You should read these cautionary statements as being applicable to all related forward-looking statements, wherever they appear in this annual report, in the materials referred to in this annual report, in the materials incorporated by reference into this annual report or in our press releases. You should not place undue reliance on any forward-looking statement.


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